News Release

Exhibit 99.1
Company Contact:
Dan Smith
Acuity Brands, Inc.
(404) 853-1423

Acuity Brands Reports Record First Quarter Results

ATLANTA, January 9, 2017 - Acuity Brands, Inc. (NYSE: AYI) (“Company”) today announced record first quarter net sales, net income, and diluted earnings per share (“EPS”). Fiscal 2017 first quarter net sales of $851.2 million increased $114.6 million, or 16 percent, compared with the year-ago period. Operating profit for the first quarter of fiscal 2017 was $126.6 million, an increase of $14.2 million, or 13 percent, over the year-ago period. Net income for the first quarter of fiscal 2017 was $81.7 million, an increase of 19 percent compared with the prior-year period. Fiscal 2017 first quarter diluted EPS of $1.86 increased almost 19 percent compared with $1.57 for the year-ago period.
Adjusted diluted EPS for the first quarter of fiscal 2017 increased 13 percent to $2.00 compared with adjusted diluted EPS of $1.77 for the year-ago period. Adjusted operating profit for the first quarter of fiscal 2017 increased $17.3 million, or 14 percent, to $143.2 million, or 16.8 percent of net sales, compared with the year-ago period adjusted operating profit of $125.9 million, or 17.1 percent of net sales. Adjusted results exclude the impact of amortization expense for acquired intangible assets, share-based payment expense, acquisition-related items (including acquired profit in inventory and professional fees), special charges for streamlining activities, manufacturing inefficiencies related to the closing of a facility, and a gain on the sale of an investment in an unconsolidated affiliate. Management believes these items impacted the comparability of the Company's results and that adjusted financial measures enhance the reader’s overall understanding of the Company's current financial performance by making results comparable between periods. A reconciliation of adjusted financial measures to the most directly comparable U.S. GAAP measure is provided in the tables at the end of this release.
Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, commented, “We were pleased to deliver record first quarter financial performance and we believe the Company continued to meaningfully outperform the overall growth rate of our end-markets while investing in areas with significant growth potential, including the expansion of our solid state luminaire and lighting controls portfolio as well as our building management and Internet of Things software platform. Initial industry data suggests that the overall lighting market grew very modestly during our first quarter. Nonetheless, we still grew our legacy

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sales volume 10 percent in the quarter. Our adjusted gross profit margin of 42.4 percent declined 100 basis points compared with the prior year. The decline was due primarily to weaker than expected net sales volume. Other less significant factors included higher manufacturing costs, primarily related to short-term production challenges related to new product introductions, a rise in quality costs, and expected increases in certain employee wages and benefits. Our adjusted operating profit margin of 16.8 percent declined 30 basis points compared with the prior year. Excluding the impact of acquisitions, our variable contribution margin as a percentage of net sales was approximately 20 percent, below our current annual target of a mid-to-upper 20 percent range, primarily due to the impact of less than anticipated net sales and the continued investment in additional headcount to support our Tier 3 and 4 solutions. All in all, we had a solid quarter given market conditions.”
The year-over-year growth in fiscal 2017 first quarter net sales was primarily due to a 10 percent increase in volume and approximately 9 percent from acquired revenues from acquisitions, partially offset by approximately 2 percent net unfavorable change in product prices and mix of products sold (“price/mix”) and approximately 1 percent unfavorable impact from changes in foreign currency exchange rates. The increase in volume was broad-based across most product categories and key sales channels. Sales of LED-based products represented two-thirds of fiscal 2017 first quarter total net sales.
The Company reported net miscellaneous income of $7.9 million and $0.7 million for the three months ended November 30, 2016 and November 30, 2015, respectively. Net miscellaneous income for the three months ended November 30, 2016 included a $7.2 million gain associated with the sale of an investment in an unconsolidated affiliate.
Net cash provided by operating activities totaled $38.7 million for the first quarter of fiscal 2017 compared with $51.1 million for the year-ago period. Cash and cash equivalents at the end of the first quarter of fiscal 2017 totaled $451.2 million, an increase of $38.0 million since the beginning of the fiscal year.
Outlook
Mr. Nagel commented, “We believe the softness in demand over the last quarter or so was due to temporary circumstances that for the most part have passed; however, some softness could linger into the second quarter. Our December order activity continues to reflect growth albeit at a slower pace than we experienced over the previous several quarters. Long-term fundamental drivers of the markets we serve still seem to be intact and positive, while independent third-party forecasts and leading indicators continue to suggest positive growth rates for our fiscal 2017. Therefore, we have not meaningfully changed our previous expectations that the fiscal 2017 growth rate for lighting and energy management solutions in the North American market, which includes renovation and retrofit activity, will be in the

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mid-to-upper single digit range. Similar to prior years, the second fiscal quarter, typically our weakest quarter, is expected to once again be influenced by normal seasonality and the potential for year-end inventory rebalancing by certain customers. Additionally, we believe that overall demand in our end markets will continue to experience solid growth over the next several years, and we remain bullish regarding the Company’s prospects for continued future profitable growth. We expect to continue to outperform the growth rates of the markets we serve by executing our strategies focused on growth opportunities for new construction and renovation projects, expansion into underpenetrated geographies and channels, and growth from the continued introduction of new lighting and building management solutions as part of our integrated, tiered solutions strategy.”
Recent changes in the U.S. political landscape have produced a great amount of rhetoric and debate regarding a wide range of policy options with respect to monetary, regulatory, tax, and trade, amongst others, that may be pursued by the new administration. Any policy changes implemented may have a positive or negative consequence on the Company’s financial performance depending on how the changes would influence many factors, including business and consumer sentiment. While management is proactively identifying and evaluating potential contingency options under various certain policy scenarios, it is to early to comment or speculate at this time on the potential ramification of these endless scenarios.
Mr. Nagel concluded, “We believe the lighting and lighting-related industry as well as building automation systems will experience solid growth over the next decade, particularly as energy and environmental concerns come to the forefront along with emerging opportunities for digital lighting to play a key role in the Internet of Things. We believe we are uniquely positioned to fully participate in this exciting industry.”
Conference Call
As previously announced, the Company will host a conference call to discuss first quarter results today, January 9, 2017, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company's Web site: www.acuitybrands.com.
About Acuity Brands
Acuity Brands, Inc., with fiscal year 2016 net sales of $3.3 billion, is the North American market leader and one of the world’s leading providers of indoor and outdoor lighting and energy management solutions. Acuity Brands, headquartered in Atlanta, Georgia has operations throughout North America, and in Europe and Asia, and employs approximately 12,000 associates. The Company’s products and solutions are sold under various brands, including Lithonia Lighting®, Holophane®, Peerless®, Gotham®, Mark Architectural

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Lighting™, Winona® Lighting, Healthcare Lighting®, Hydrel®, American Electric Lighting®, Carandini®, Antique Street Lamps™, Juno®, Indy™, AccuLite®, Aculux™, DanaLite, NaviLite®, Sunoptics®, RELOC® Wiring Solutions, eldoLED®, Distech Controls®, and Acuity Controls™.
Non-GAAP Financial Measures
This news release includes the following non-GAAP financial measures: "adjusted gross profit", “adjusted selling, distribution, and administrative expenses” (“adjusted SD&A expenses”), “adjusted operating profit”, “adjusted operating profit margin”, “adjusted net income”, and “adjusted diluted EPS”. These non-GAAP financial measures are provided to enhance the reader's overall understanding of the Company's current financial performance and prospects for the future. During fiscal 2016, the Company acquired four businesses which impacted the comparability of many of its GAAP financial measures. Specifically, management believes that these non-GAAP measures provide useful information to investors by excluding or adjusting items for amortization of acquired intangible assets, acquisition-related items, share-based payment expense which is used as a method to improve retention and align the interests of key leaders of acquired businesses with those of the Company’s shareholders, special charges associated with efforts to streamline the organization and integrate acquisitions, net loss on financial instruments associated with acquisitions, and gain associated with the sale of an investment in an unconsolidated affiliate. Management typically adjusts for these items for internal reviews of performance and uses the above non-GAAP measures for baseline comparative operational analysis, decision making and other activities. Management believes these non-GAAP measures provide greater comparability and enhanced visibility into the Company’s results of operations as well as comparability with many of its peers, especially those companies focused more on technology and software.
Non-GAAP financial measures included in this news release should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The most directly comparable GAAP measure for adjusted gross profit is "gross profit," which includes the impact of acquisition-related items and manufacturing inefficiencies directly related to the closure of a facility. The most directly comparable GAAP measure for adjusted SD&A expenses is “SD&A expenses” which includes acquisition-related items, amortization of acquired intangible assets, and share-based payment expense. The most directly comparable GAAP measures for adjusted operating profit and adjusted operating profit margin are “operating profit” and “operating profit margin,” respectively, which include the impact of acquisition-related items, manufacturing inefficiencies directly related to the closure of a facility, amortization of acquired intangible assets, and share-based payment expense.

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The most directly comparable GAAP measures for adjusted other expense (income) is “other expense (income),” which includes the impact of a gain on sale of investment in an unconsolidated affiliate. The most directly comparable GAAP measures for adjusted net income and adjusted diluted EPS are “net income” and “diluted EPS,” respectively, which include the impact of acquisition-related items, manufacturing inefficiencies directly related to the closure of a facility, amortization of acquired intangible assets, share-based payment expense, and gain on sale of investment in an unconsolidated affiliate. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. The Company’s non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies, have limitations as an analytical tool, and should not be considered in isolation or as a substitute for GAAP financial measures.
Forward Looking Information
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as "expects," "believes," "intends," “estimates”, “forecasts,” "anticipates," “could,” “may,” “should”, “suggests,” “remain,” and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding: recent softness in demand due to temporary circumstances that for the most part have passed and potential lingering of softness in demand into the second quarter; long-term fundamental drivers of the markets the Company serves still seem to be intact and positive while independent third-party forecasts and leading indicators continue to suggest positive growth rates for the Company’s fiscal 2017; expectations that the second fiscal quarter may be influenced by normal seasonality and the potential for year-end inventory rebalancing by certain customers; positive or negative consequences on the Company’s financial performance as a result of wide range of policy options being pursued by the new U.S. administration; prospects for continued future profitable growth and expectations for the Company to continue to outperform the growth rates of the markets it serves and execute strategies related to growth opportunities; expectations of a mid-to-upper single digit growth rate for the North American market for lighting and energy management solutions for fiscal 2017 and for overall demand in the Company’s end markets to continue to experience solid growth over the next several years and decade as well as the Company’s position to fully participate. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management's present expectations or projections. These risks and uncertainties include, but are not limited to,

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customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company’s SEC filings including risks discussed in Part I, “Item 1a. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2016. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

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ACUITY BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	November 30, 2016	August 31, 2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$451.2	$413.2
Accounts receivable, less reserve for doubtful accounts of $1.6 and $1.7, respectively	522.5	572.8
Inventories	334.4	295.2
Prepayments and other current assets	48.1	41.7
Total current assets	1,356.2	1,322.9
Property, plant, and equipment, at cost:
Land	21.9	23.1
Buildings and leasehold improvements	178.5	174.4
Machinery and equipment	458.4	448.2
Total property, plant, and equipment	658.8	645.7
Less: accumulated depreciation and amortization	(385.3)	(377.9)
Property, plant, and equipment, net	273.5	267.8
Goodwill	941.8	947.8
Intangible assets, net	372.8	381.4
Deferred income taxes	4.8	5.1
Other long-term assets	14.3	23.0
Total assets	$2,963.4	$2,948.0
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$390.9	$401.0
Current maturities of long-term debt	0.3	0.2
Accrued compensation	26.6	95.2
Other accrued liabilities	192.0	176.1
Total current liabilities	609.8	672.5
Long-term debt	355.7	355.0
Accrued pension liabilities	117.6	119.9
Deferred income taxes	74.6	74.6
Self-insurance reserves	7.4	7.2
Other long-term liabilities	68.2	59.0
Total liabilities	1,233.3	1,288.2
Commitments and contingencies (see Commitments and Contingencies footnote)
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 53,503,317 and 53,415,687 issued, respectively	0.5	0.5
Paid-in capital	860.7	856.4
Retained earnings	1,436.8	1,360.9
Accumulated other comprehensive loss	(149.3)	(139.4)
Treasury stock, at cost — 9,679,752 and 9,679,457 shares, respectively	(418.6)	(418.6)
Total stockholders’ equity	1,730.1	1,659.8
Total liabilities and stockholders’ equity	$2,963.4	$2,948.0

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ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(In millions, except per-share data)

	Three Months Ended
	November 30, 2016	November 30, 2015
Net sales	$851.2	$736.6
Cost of products sold	491.6	417.2
Gross profit	359.6	319.4
Selling, distribution, and administrative expenses	231.8	206.6
Special charge	1.2	0.4
Operating profit	126.6	112.4
Other expense (income):
Interest expense, net	8.2	7.9
Miscellaneous income, net	(7.9)	(0.7)
Total other expense	0.3	7.2
Income before provision for income taxes	126.3	105.2
Provision for income taxes	44.6	36.8
Net income	$81.7	$68.4

Earnings per share:
Basic earnings per share	$1.87	$1.58
Basic weighted average number of shares outstanding	43.8	43.3
Diluted earnings per share	$1.86	$1.57
Diluted weighted average number of shares outstanding	44.0	43.6
Dividends declared per share	$0.13	$0.13

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ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	Three Months Ended
	November 30, 2016	November 30, 2015
Cash flows from operating activities:
Net income	$81.7	$68.4
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	17.2	14.3
Share-based payment expense	7.9	6.4
Excess tax benefits from share-based payments	(5.8)	(13.9)
Loss (gain) on the sale or disposal of property, plant, and equipment	0.1	(1.1)
Gain on sale of investment in unconsolidated affiliate	(7.2)	—
Change in assets and liabilities, net of effect of acquisitions, divestitures, and exchange rate changes:
Accounts receivable	47.6	12.4
Inventories	(40.3)	(13.6)
Prepayments and other current assets	(10.7)	(13.6)
Accounts payable	(7.2)	10.8
Other current liabilities	(45.7)	(15.8)
Other	1.1	(3.2)
Net cash provided by operating activities	38.7	51.1
Cash flows from investing activities:
Purchases of property, plant, and equipment	(19.5)	(23.1)
Proceeds from sale of property, plant, and equipment	5.4	2.1
Acquisition of businesses, net of cash acquired	—	(239.2)
Proceeds from sale of investment in unconsolidated affiliate	13.0	—
Net cash used for investing activities	(1.1)	(260.2)
Cash flows from financing activities:
Issuance of long-term debt	0.9	—
Repurchases of common stock	(0.4)	—
Proceeds from stock option exercises and other	2.1	6.0
Excess tax benefits from share-based payments	5.8	13.9
Dividends paid	(5.8)	(5.7)
Net cash provided by financing activities	2.6	14.2
Effect of exchange rate changes on cash and cash equivalents	(2.2)	(1.7)
Net change in cash and cash equivalents	38.0	(196.6)
Cash and cash equivalents at beginning of period	413.2	756.8
Cash and cash equivalents at end of period	$451.2	$560.2

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ACUITY BRANDS, INC.
Reconciliation of Non-U.S. GAAP Measures
The tables below reconciles certain GAAP financial measures to the corresponding non-GAAP measures (in millions except per share data):

	Three Months Ended November 30,
	2016		2015
		% of Sales		% of Sales
Net sales	$851.2		$736.6

Gross profit (GAAP)	$359.6	42.2%	$319.4	43.4%
Add-back: Acquisition-related items (1)	—		0.6
Add-back: Manufacturing inefficiencies (2)	1.6		—
Adjusted gross profit (Non-GAAP)	$361.2	42.4%	$320.0	43.4%

Selling, distribution, and administrative expenses (GAAP)	$231.8	27.2%	$206.6	28.0%
Less: Amortization of acquired intangible assets	(5.9)		(5.0)
Less: Share-based payment expense	(7.9)		(6.4)
Less: Acquisition-related items (1)	—		(1.1)
Adjusted selling, distribution and administrative expenses (Non-GAAP)	$218.0	25.6%	$194.1	26.4%

Operating profit (GAAP)	$126.6	14.9%	$112.4	15.3%
Add-back: Amortization of acquired intangible assets	5.9		5.0
Add-back: Share-based payment expense	7.9		6.4
Add-back: Acquisition-related items (1)	—		1.7
Add-back: Manufacturing inefficiencies (2)	1.6		—
Add-back: Special charge	1.2		0.4
Adjusted operating profit (Non-GAAP)	$143.2	16.8%	$125.9	17.1%

Other expense (GAAP)	$0.3		$7.2
Add-back: Gain on sale of investment in unconsolidated affiliate	7.2		—
Adjusted other expense (Non-GAAP)	$7.5		$7.2

Net Income (GAAP)	$81.7		$68.4
Add-back: Amortization of acquired intangible assets	5.9		5.0
Add-back: Share-based payment expense	7.9		6.4
Add-back: Acquisition-related items (1)	—		1.7
Add-back: Manufacturing inefficiencies (2)	1.6		—
Add-back: Special charge	1.2		0.4
Less: Gain on sale of investment in unconsolidated affiliate	(7.2)		—
Total pre-tax adjustments to net income	9.4		13.5
Income tax effects	(3.3)		(4.5)
Adjusted net income (Non-GAAP)	$87.8		$77.4

Diluted earnings per share (GAAP)	$1.86		$1.57
Adjusted diluted earnings per share (Non-GAAP)	$2.00		$1.77
______________________________
(1) Acquisition-related items include acquired profit in inventory and professional fees.
(2) Incremental costs incurred due to manufacturing inefficiencies directly related to the closure of a facility.